Exhibit 99.1

Release date: February 19, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ELECTS NEW CHAIRMAN OF THE BOARD

PITTSBURGH, PA, FEBRUARY 19, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today reported that John D. Turner has been named as the Company’s new Chairman of the Board of Directors.  Following the Company’s Annual Shareholders’ Meeting on February 18, 2010, the Board of Directors elected Mr. Turner as Chairman.  William J. Stallkamp, the Company’s former Chairman, retired from the Board upon the close of the Shareholders’ Meeting.

Joseph C. Bartolacci, President and Chief Executive Officer, stated:  “We are pleased that Mr. Turner has accepted the role as Chairman of the Board.  With his knowledge of our businesses and leadership experience, he has been a tremendous resource to the Company’s Board and management.  We look forward to his continued support and guidance.”

In discussing his election, Mr. Turner stated: “It will be a privilege for me to serve as Chairman of the Board.  Matthews is an excellent company with a long history of growth and success, and I appreciate the confidence of the Board in selecting me for this responsibility.  I look forward to working with the Board and management to maintain the Company’s high level of performance and integrity in its efforts to achieve our long-term objective of increasing shareholder value.”

Mr. Turner has been a director of the Company since 1999 and has recently served as the Chairman of the Board’s Compensation Committee.  He was Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, until his retirement in 2003.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.

Matthews International Corporation                                                                                  2 of 2                                                                           February 19, 2010

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.